[LETTERHEAD OF JOHNSON LAMBERT & CO.]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of The Torray Fund:

We consent to the incorporation by reference into Post-Effective Amendment No. 7 and Amendment No. 10 to the Registration Statements of the Torray Fund on Form N-1A of our report dated January 22, 1997 on our audit of the financial statements and financial highlights of the Torray Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996 and to the reference made to us under the caption "Financial Highlights" which is included in the Post-Effective Amendment to the Registration Statement.

                                          Johnson Lambert & Co.

                                          /s/ Johnson Lambert & Co.


Bethesda, MD
February 25, 1997